Chang G. Park, CPA, Ph. D.

t 371 E STREET t CHULA VISTA t CALIFORNIA 91910-2615t

TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (619) 422-1465

t E-MAIL changgpark@gmail.com t

 _________________________________________________________________________________________________________________________

March 13, 2008

Securities and Exchange Commission
100 F Street, N.E.

Washington, DC 20549

Dear Madams or Sirs:

I have read Item 4.01 of Form 8-K dated March 10, 2008, of Business.vn. Inc., and are in agreement with the statements made with respect to information provided regarding Chang G. Park, CPA, Ph.D.  I have no basis to agree or disagree with other statements of the registrant contained therein.

Regards,

/s/  Chang Park

Chang G. Park, CPA, Ph.D.

Member of the California Society of Certified Public Accountants

Registered with the Public Company Accounting Oversight Board